SALES AGENT AGREEMENT
SERIES A PREFERRED SHARES

Date: ______________

Ladies and Gentlemen:

The undersigned, MacKenzie Realty Capital, Inc., a Maryland corporation (the “Company”), through its managing broker-dealer, Arete Wealth Management, LLC (“Arete”), contemplates undertaking an offering (the “Offering”) and sale of a maximum of 2,000,000 of shares of Series A Preferred Stock of the Company (the “Shares”) at a price per Share as indicated in Section 2(h) below. The terms of the Offering are set forth in an Offering Circular, prepared in conformity with the applicable requirements of Regulation A of the Securities Act of 1933, as amended (the “1933 Act”) and applicable state law (collectively with the 1933 Act, the “Securities Laws”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), filed with the Securities and Exchange Commission (the “SEC”) and several state securities authorities (together, the “Authorities,” and with the SEC, the “Securities Regulators”) (which offering circular at the time and in the form it is declared effective by the SEC shall be referred to herein as the “Offering Circular”).  Terms used but not otherwise defined in this Agreement have the same meanings as in the Offering Circular.

You are invited to become a Sales Agent and by your confirmation hereof you agree to act in such capacity and to use your best efforts, in accordance with the following terms and conditions, to find purchasers for the Shares.

1. You hereby confirm that you (i) are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), (ii) are qualified and duly registered to act as a broker-dealer within all states in which you will sell the Shares, (iii) are a broker-dealer duly registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (iii) will maintain all such registrations and qualifications in good standing for the duration of your involvement in the Offering.

2. (a) You hereby agree to solicit, as an independent contractor and not as the Company’s agent, persons acceptable to the Company to purchase the Shares pursuant to the Subscription Agreement (the “Subscription Agreement”) in the form filed with the Offering Circular and in accordance with the terms of the Offering Circular, and to diligently make inquiries as required by this Agreement, the Offering Circular or the Securities Laws applicable to the prospective purchasers’ jurisdictions of residence in order to ascertain whether a purchase of the securities is suitable for the purchaser. In accordance with the instructions contained in the Subscription Agreement, all funds received by you with respect to any Subscription Agreement shall be transmitted to the Company by noon of the next business day following receipt thereof. You shall at all times handle subscription funds in accordance with Rule 15c2-4 promulgated by the SEC under the 1934 Act. No Subscription Agreement will be effective unless and until accepted by the Company, it being understood that the Company may accept or reject any purchaser in its sole and absolute discretion and that the Company may terminate the Offering at any time for any reason.

(b) You agree that before participating in the Offering, you will have reasonable grounds to believe, based on your independent review of information made available to you by Arete and/or the Company through the Offering Circular, that all material facts are adequately and accurately disclosed in the Offering Circular and provide a basis for evaluating the Company and the Shares.

(c) You agree not to execute any sale of the Shares into a discretionary account without prior written approval of the transaction by the purchaser.

(d) You agree to retain in your records and make available to Arete and to the Company, for a period of at least six (6) years following the last day of the Offering Period, information establishing that each person who purchases the Shares pursuant to a Subscription Agreement solicited by you is within the permitted class of purchasers under the requirements of the jurisdiction in which such purchaser is a resident and the suitability requirements provided in the Offering Circular and the Subscription Agreement.

(e) All subscriptions solicited by you will be strictly subject to acceptance by the Company. The Company reserves the right in its sole and absolute discretion to reject any such subscription and to accept or reject subscriptions in any order received as determined by the Company. Neither you nor any other person is authorized to give any information or make any representation other than those contained in the Offering Circular or in any supplemental sales literature furnished by the Company for use in making solicitations in connection with the offer and sale of the Shares.

(f) The Company will provide you with such number of copies of the Offering Circular and such number of copies of amendments and supplements thereto as you may reasonably request. If you elect to use such supplemental sales material, you agree that such material shall not be used in connection with the solicitation or purchase of the Shares unless accompanied or preceded by a then-current Offering Circular.

(g) You agree to be solely responsible for confirming with any purchaser that such purchaser meets the purchaser suitability requirements set forth in the Offering Circular and that Arete is not responsible for confirming that such suitability requirements are met. You further agree that you will not offer the Shares for sale to any purchaser who has not confirmed to you, in writing before the offer, that such purchaser meets the purchaser suitability requirements set forth in the Offering Circular.

(h) Subject to certain conditions, and in consideration of your services hereunder, the Company will pay you selling commissions (the “Commissions”) with respect to sales of the Shares that you make, consisting of a percentage of the Share sale price indicated below of the gross proceeds received by the Company from each “Single Purchaser” (defined below).

Dollar Amount of Shares Purchased Through Sales Agent	Share Price	Commission Rate
$1 - $250,000	$25.00	7%
$250,001 - $500,000	$24.75	6%
$500,001 - $750,000	$24.50	5%
$750,001 - $1,000,000	$24.25	4%
$1,000,001 - $1,500,000	$24.00	3%
$1,500,001 and up	$23.75	2%

For purposes of determining if a person may count the purchase of Shares through you in order to achieve the reduced commission rates as indicated above, the following may combine their purchases of Shares together as a “Single Purchaser,” as provided in the form Subscription Agreement and the Offering Circular:

•	an individual, his spouse, their children under the age of 21, and all pension or trust funds established by each such individual;
•	a corporation, partnership, association, joint-stock company, trust fund, or any organized group of persons, whether incorporated or not;
•	an employees’ trust, pension, profit-sharing, or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; and
•	all commingled trust funds maintained by a given bank.

Payment of the Commissions will be subject to the following conditions:

(i) No Commissions will be payable with respect to any subscriptions for Shares that are rejected by the Company, or in the event the Offering is terminated for any reason whatsoever.

(ii) No Commissions will be payable to you with respect to any sale of the Shares by you unless and until such time as the Company has received the total proceeds of any such sale.

(iii) No Commissions will be payable by the Company respecting any Shares purchased through the Company’s dividend reinvestment plan.

All expenses incurred by you in the performance of your obligations hereunder, including expenses related to the Offering and any attorneys’ fees, shall be at your sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

Marketing Expenses. In addition to the commissions payable to you above, the Company will also pay a Marketing Support Fee of 1.1% of the offering price.  In no event will your total compensation exceed 10% of the offering price. If the Offering terminates prior to reaching the maximum offering proceeds, you agree to immediately refund any amount of compensation in excess of 10% of the gross proceeds received by the Company.

(i) You will instruct all purchasers of Shares to make their checks payable to the Company.

(j) You agree that in recommending to a purchaser the purchase of the Shares, you shall have reasonable grounds to believe, on the basis of information obtained from the purchaser concerning the purchaser’s investment objectives, other investments, financial situation and needs, and any other information known by you, that: (i) the purchaser meets the purchaser suitability requirements set forth in the Offering Circular; (ii) the purchaser is or will be in a financial position appropriate to enable the purchaser to realize to a significant extent the benefits described in the Offering Circular; (iii) the purchaser has a fair market net worth sufficient to sustain the risks inherent in the investment, including loss of investment and lack of liquidity; and (iv) the investment is otherwise suitable for the purchaser. Furthermore, you will ensure that each purchaser of Shares meets the suitability requirements and maintain records as required in the Company’s First Amended and Restated Articles of Incorporation (the “Charter”), and will not complete sales of Shares until five days after each purchaser has received an Offering Circular, as required in the Charter.

(k) You agree you will inform the prospective purchaser of all pertinent facts relating to the liquidity and marketability of the Shares, as appropriate, during the term of the investment, prior to the purchaser executing the Subscription Agreement.

(l) You hereby undertake and agree to comply with all obligations applicable to you as set forth in FINRA rules; and you will not offer or sell Shares in one state that are registered in a different state.

3. This Agreement may be terminated by the Company at any time upon five (5) days written notice to you. Notwithstanding the foregoing, the termination of this Agreement shall not affect the obligation of the Company to make payment of Commissions you earn prior to the effective date of any such termination.

4. In soliciting persons to acquire the Shares, you agree to comply with any applicable requirements of the Securities Laws, the published rules and regulations thereunder, FINRA rules, and, in particular, you agree that you will not give any information or make any representations other than those contained in the Offering Circular and in any supplemental sales literature furnished to you by the Company for use in making such solicitations.

5. It is understood that under no circumstances will you engage in any activities hereunder in any state other than those for which permission has been granted by Arete to you, as evidenced by written acknowledgement by Arete that such state has been cleared for offer and sale activity.

6. The Company agrees to indemnify Sales Agent and hold Sales Agent harmless, to the fullest extent lawful against any and all claims, damages, losses, liabilities, and expenses as incurred (including all reasonable fees and disbursements of Sales Agent and its counsel, and such persons’ reasonable travel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising out of (i) Sales Agent’s engagement hereunder or (ii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, the Offering Circular (“Claims”); provided, however, that this agreement to indemnify shall not apply to any Claim to the extent that it arises out of or is based upon (y) any action or failure to act by Sales Agent (other than an action or failure to act undertaken at the Company’s request or with the Company’s consent), or (z) that constitutes a breach of this Agreement, violation of law, bad faith, gross negligence, or willful misconduct on the part of Sales Agent, or results from Sales Agent’s reckless disregard for its duties or obligations under this Agreement.

Sales Agent agrees to indemnify and hold harmless the Company and its managers, members, and their partners, directors, officers, employees, and agents, including their attorneys and accountants, against any and all loss, liability, claim, damage, and expense whatsoever arising out of or based upon: (i) any unauthorized verbal or written representations in connection with the Offering made by Sales Agent or its agents (other than by the Company or its employees or affiliates), employees, or affiliates in violation of any Securities Laws or regulations; (ii) Sales Agent’s failure to comply with any of the applicable provisions of any Securities Laws or regulations or FINRA rules; or (iii) Sales Agent’s breach of any term, condition, representation, warranty, or covenant of this Agreement.

If any action, suit, proceeding, or investigation is commenced, as to which a party proposes to demand indemnification, it shall notify the other party (“Indemnnitor”) with promptness; provided, however, that any failure to so notify shall not relieve the obligated party from its obligations hereunder. The party to be indemnified (“Indemnitee”) shall have the right to retain counsel of its own choice to represent it with respect to any claim, and the Indemnitor shall pay the fees, expenses, and disbursements of such counsel except to the extent that such claim is ultimately determined not to benefit from the Indemnitor’s indemnity under this Agreement; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnitor and any counsel designated by the Indemnitor. The Indemnitor shall be liable for any settlement of any claim against the Indemnitee for which indemnity from the Indemnitor is available under this Agreement made with its written consent, which consent shall not be unreasonably withheld. The Indemnitor shall not, without the prior written consent of Indemnitee, settle or compromise any claim for which indemnity from the Indemnitor is available under this Agreement, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Indemnitee of an unconditional and irrevocable release from all liability in respect of such claim.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided above is for any reason held to be unavailable from the Indemnitor, Company on the one hand, and Sales Agent on the other, shall contribute to the aggregate losses, liabilities, claims, damages, and expenses (including any amount paid in settlement of any action, suit, or proceeding or any claims asserted) in such amounts as a court of competent jurisdiction may determine (or in case of settlement, in such amounts as may be agreed upon by the parties) in such proportion to reflect the relative fault of the Company, on the one hand, and Sales Agent on the other hand, in connection with the events described above as the case may be, which resulted in such losses, liabilities, claims, damages, or expenses, as well as any other equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or Sales Agent on the other, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such omission or statement.

7. All representations, warranties, and agreements of the Sales Agent contained herein shall survive the delivery, execution, and closing thereof.

8. This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of California without regard to that state’s conflicts of laws principles. This Agreement constitutes the entire understanding between the parties hereto and supersedes any prior understandings or written or oral agreements between them respecting the subject matter hereof.

9. Any notice from the Company to you as a Sales Agent shall be deemed to have been fully given if sent to you at your address set forth below by nationally recognized overnight courier.

10. To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto, and state privacy laws, the parties wish to include the confidentiality and non-disclosure obligations set forth herein.

(a) “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party. “Customer Information” shall include name, address, telephone number, social security number, health information, and personal financial information (which may include consumer account number).

(b) The parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure. The parties agree that they are prohibited from using the Customer Information received from the other party other than (i) as required by law, regulation, or rule, or (ii) to carry out the purposes for which one party discloses Customer Information to the other party pursuant to the Agreement, as permitted under the use in the ordinary course of business exception to the Privacy Laws.

(c) The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

(d) The provisions of this Section 10 shall survive the termination of the Agreement.

11. Sales Agent’s acceptance of this Agreement constitutes a representation to the Company that Sales Agent has established and implemented anti-money laundering compliance programs, in accordance with FINRA rules and federal law, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of Shares.

Please confirm this Agreement to solicit persons to acquire the Shares on the foregoing terms and conditions by signing and returning the form enclosed.

Very truly yours,

MacKenzie Realty Capital, Inc.

By:
Name:
Title:

ACKNOWLEDGMENT AND ACCEPTANCE

MacKenzie Realty Capital, Inc.
89 Davis Road, Suite 100
Orinda, CA 94563
Attention: Mr. Patterson

RE: Offering of Series A Preferred Shares of MacKenzie Realty Capital, Inc.

Ladies and Gentlemen:

The undersigned confirms its agreement to act as a Sales Agent as referred to in the foregoing Sales Agent Agreement, subject to the terms and conditions of such Agreement. The undersigned confirms that it is a member in good standing of the Financial Industry Regulatory Authority and is qualified under federal law and the laws of the states in which sales are to be made by the undersigned to act as a Sales Agent.

Dated: , 20____     (Print Name of Firm)

By:
 (Authorized Signature)

 Its:
(Title)

 Address:

 Taxpayer I.D. Number: